UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2017

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events

On June 28, 2017, Clean Harbors, Inc. (the “Company”) issued a press release announcing the early tender results for its previously announced cash tender offer (the “Tender Offer”) to purchase up to $400.0 million aggregate principal amount of the Company’s outstanding $800.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “Notes”). The terms of the Tender Offer are detailed in the Company’s Offer to Purchase dated June 14, 2017 (the “Offer to Purchase”) and a related Letter of Transmittal.

An aggregate of approximately $296.2 million principal amount of Notes were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on June 27, 2017 (such date and time, the “Early Participation Date”). Of those validly tendered Notes, the Company has accepted for purchase all of the approximately $296.2 million principal amount of Notes which were validly tendered and not validly withdrawn as of the Early Participation Date.

The Company expects to redeem, in accordance with the terms of the indenture which governs the Notes, Notes having an aggregate principal amount of approximately $103.8 million. Under the indenture, the Notes may be redeemed on or after August 1, 2017 for 101.313% of their principal amount, plus accrued interest.

The Company will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of proceeds from a proposed debt financing on terms satisfactory to the Company in an amount that, together with available cash, will be sufficient to purchase or redeem $400.0 million aggregate principal amount of Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith. The Company now expects to satisfy that condition through a proposed Term Loan B debt financing to be completed on June 30, 2017.

Under the terms of the Tender Offer, holders of the $296.2 million aggregate principal amount of Notes which the Company anticipates will be accepted for purchase will be paid, for each $1,000 principal amount of Notes accepted for purchase, cash in an amount equal to $1,015.75 (the “Total Consideration”), which includes an early participation payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). The Company now expects to make payment for the accepted Notes on June 30, 2017 (the “Early Payment Date”). In addition to the Total Consideration, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Early Payment Date.

For additional information concerning the foregoing, a copy of the Company’s press release dated June 28, 2017 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached as an exhibit hereto is an offer to purchase any Notes. The Tender Offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed herewith (furnished solely for purposes of Item 8.01 of this Form 8-K):

Exhibit No.	Description
99.1	Press Release of the Company, dated June 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

June 28, 2017	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer